UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: April 15, 2014

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2014, the bonuses for the executive officers of NovaBay Pharmaceuticals, Inc. for 2013 were established, upon the completion of the performance reviews for each of the executive officers for 2013. The Compensation Committee applied the criteria previously established and in conformance with the Executive Officer Cash Bonus Structure as described in Exhibit 10.4 to NovaBay’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 27, 2012, and determined that a company performance achievement of 25% should be applied to the pre-established target bonuses for the executive officers.

The pre-established target bonuses for NovaBay’s executive officers appearing in NovaBay’s summary compensation table in the company’s latest proxy statement (the “NovaBay’s named executive officers”) are 40% of base salary for Ramin (“Ron”) Najafi, Ph.D., NovaBay’s Chairman and Chief Executive Officer, and 30% of base salary for each of Thomas J. Paulson, NovaBay’s Chief Financial Officer and Treasurer, and Roy Wu, NovaBay’s Senior Vice President of Business Development.

The Compensation Committee also decided that approximately one quarter of the 2013 bonus should be paid in stock options, in lieu of cash. The number of options granted to each executive officer was calculated using a Black-Scholes formula and a stock price of $1.02 (the closing price of one share of common stock as reported by the NYSE Mkt on April 14, 2014). The resulting options have a grant date of April 15, 2014, and an exercise price of $1.00 (the closing price of one share of common stock as reported by the NYSE Mkt on April 15, 2014, the grant date). The options are fully vested as of the grant date.

The 2013 bonuses for the named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) of NovaBay for the fiscal year ended December 31, 2013, are as follows:

Name	Title	Cash Bonus	Stock Option Bonus
Ramin (“Ron”) Najafi, Ph.D.	Chairman and Chief Executive Officer	$32,436	10,180
Thomas J. Paulson	Chief Financial Officer and Treasurer	$31,436	9,866
Roy Wu	Senior Vice President, Business Development	$24,926	7,823

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc. (Registrant)

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: April 17, 2014